SUBADVISORY AGREEMENT

                          THE PHOENIX EDGE SERIES FUND

                                                              September 29, 2000

Alliance Capital Management L.P.
through its Bernstein Investment Research and Management unit
767 Fifth Avenue
New York, New York 10153

     WHEREAS, The Phoenix Edge Series Fund (the "Fund") is a diversified open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder;

     WHEREAS, the shares of the Fund are offered or may be offered in several series, including the Phoenix-Sanford Bernstein Global Value Series (hereafter referred to as the "Series");

     WHEREAS, Phoenix Variable Advisors (the "Advisor") evaluates and recommends series advisors for the Series and is responsible for the day-to-day management of the Series; and

     WHEREAS, the Advisor desires to retain Alliance Capital Management L.P., a limited partnership organized under the laws of the State of Delaware acting hereunder through its Bernstein Investment Research and Management unit (the "Subadvisor") to furnish portfolio management services for the Series, and the Subadvisor is willing to furnish such services.

     NOW, THEREFORE, the Advisor and the Subadvisor agree as follows:

1.   Employment as a Subadvisor. The Advisor, being duly authorized, hereby
     --------------------------
     employs the Subadvisor to invest and reinvest the assets of the Series on the terms and conditions set forth herein. The services of the Subadvisor hereunder are not to be deemed exclusive; the Subadvisor may render services to others and engage in other activities which do not conflict in any material manner in the Subadvisor's performance hereunder.

2.   Acceptance of Employment; Standard of Performance. The Subadvisor accepts
     -------------------------------------------------
     its employment as a subadvisor to the Advisor and agrees to use its best professional judgment to make investment decisions for the Series in accordance with the provisions of this Agreement.

3.   Services of Subadvisor.
     ----------------------

          (a) The Subadvisor shall provide the services set forth herein and in Schedule A attached hereto and made a part hereof. In providing management services to the Series, the Subadvisor shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the Series and as set forth in the Fund's then current Prospectus and Statement of Additional Information (as the same may be modified from time to time), and to the Fund's Agreement and Declaration of Trust, to the investment and other restrictions set forth in the Act, the Securities Act of 1933 and the Internal Revenue Code and the rules and regulations thereunder, and to the supervision and control of the Trustees of the Fund (the "Trustees"). The Subadvisor shall not, without the Advisor's prior approval, effect any transactions which would cause the Series at the time of the transaction to be out of compliance with any of such restrictions or policies. The Subadvisor will keep the Fund and the Advisor informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund and the Advisor from time to time with whatever information the Sub-Advisor believes is appropriate for this purpose.

          (b) Subject at all times to the limitations set forth in subparagraph 3(a) above, the Subadvisor shall have full authority at all times with respect to the management of the Series, including, but not limited to, authority to give written or oral instructions to various broker/dealers, banks or other agents; to bind and obligate the Fund to and for the carrying out of contracts, arrangements, or transactions which shall be entered into by the Subadvisor on the Fund's behalf with or through such broker/dealers, banks or other agents; to direct the purchase and sale of any securities; and generally to do and take all action necessary in connection with the Series, or considered desirable by the Subadvisor with respect thereto. The Subadvisor may maintain uninvested cash balances in the Series as it shall deem reasonable without incurring any liability for the payment of interest thereon.

4.   Expenses. The Subadvisor shall furnish the following at its own expense:
     --------

          (a) Office facilities, including office space, furniture and equipment utilized by its employees, in the fulfillment of Subadvisor's responsibilities hereunder; and

          (b) Personnel necessary to perform the functions required to manage the investment and reinvestment of the Series' assets (including those required for research, statistical and investment work), and to fulfill the other functions of the Subadvisor hereunder. The Subadvisor need not provide personnel to perform, or pay the expenses of the Advisor for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, auditors and legal counsel.

5.   Transaction Procedures. All transactions for the Series will be consummated
     ----------------------
     by payment to, or delivery by, the Custodian(s) from time to time designated by the Fund (the "Custodian"), or such depositories or agents as may be designated by the Custodian pursuant to its agreement with the Fund (the "Custodian Agreement"), of all cash and/or securities due to or from the Series. The Subadvisor shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadvisor shall advise the Custodian and confirm in writing to the Fund all investment orders for the Series placed by it with brokers and dealers at the time and in the manner set forth in the Custodian Agreement and in Schedule B hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadvisor. The Fund shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadvisor shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

6.   Allocation of Brokerage. The Subadvisor shall have authority and discretion
     -----------------------
     to select brokers and dealers to execute Series transactions initiated by the Subadvisor, and to select the markets on or in which the transactions will be executed.

     A. In placing orders for the sale and purchase of Series securities for the Fund, the Subadvisor's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadvisor to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Subadvisor reasonably believes that the broker or dealer selected by it can be expected to obtain "best execution" on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Subadvisor, viewed in terms of either that particular transaction or of the Subadvisor's overall responsibilities with respect to its clients, including the Fund, as to which the Subadvisor exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

     B. Subject to the requirements of paragraph A above, the Advisor shall have the right to require that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Advisor and the Subadvisor, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or that will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct or exclusive benefit to the Series. In addition, subject to paragraph A above, the applicable Conduct Rules of the National Association of Securities Dealers, Inc. and other applicable law, the Fund shall have the right to request that transactions be executed by brokers and dealers by or through whom sales of shares of the Fund are made.

     C. Subject to its duty to seek best execution and compliance with the requirements of Section 11(a) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor may utilize its affiliate Sanford C. Bernstein & Co., LLC ("SCB LLC"), to execute trades in U.S. markets for the Series from time to time at rates not exceeding the usual and customary broker's commission. Under Federal law, the Subadvisor must obtain the Advisor's consent to permit SCB LLC to effect agency cross transactions for the Series, which consent is hereby granted. The Subadvisor represents, warrants and covenants that all agency cross transactions for the Series will be effected by Subadvisor and SCB LLC strictly in accordance with Rule 206(3)-2 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). An agency cross transaction is where SCB LLC purchases or sells securities from or to a non-managed account on behalf of a client's managed account. By "non-managed" it is meant that the account is not managed by Sub-Advisor, or any of its respective affiliated investment advisers. Pursuant to this consent, the Subadvisor will only permit SCB LLC to effect an agency cross transaction for the Series with a non-managed account. In an agency cross transaction where SCB LLC acts as broker for the Series, SCB LLC receives commissions from both sides of the trade and there is a potentially conflicting division of loyalties and responsibilities. However, as both sides to the trade want to execute the transaction at the best price without moving the market price in either direction, the Subadvisor believes that an agency cross transaction will aid both sides to the trade in obtaining the best price for the trade. THE TRUSTEES OR THE ADVISOR MAY REVOKE THIS CONSENT BY WITTEN NOTICE TO THE SUBADVISOR AT ANY TIME.

7.   Fees for Services. The compensation of the Subadvisor for its services
     -----------------
     under this Agreement shall be calculated and paid by the Advisor in accordance with the attached Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Advisor, the Advisor is solely responsible for the payment of fees to the Subadvisor. Brokerage services provided by an affiliate of Subadvisor are not within the scope of the duties of the Subadvisor under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Trustees, SCB LLC may receive brokerage commissions from the Series for such services.

8.   Limitation of Liability. The Subadvisor shall not be liable for any action
     -----------------------
     taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund, provided, however, that such acts or omissions shall not have constituted a breach of the investment objectives, policies and restrictions applicable to the Series and that such acts or omissions shall not have resulted from the Subadvisor's willful misfeasance, bad faith or gross negligence, a violation of the standard of care established by and applicable to the Subadvisor in its actions under this Agreement or a breach of its duty or of its obligations hereunder (provided, however, that the foregoing shall not be construed to protect the Subadvisor from liability under the Act, other federal or state securities laws or common law).

9.   Confidentiality. Subject to the duty of the Subadvisor to comply with
     ---------------
     applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and the actions of the Subadvisor and the Fund in respect thereof.

     Subadvisor may disclose the investment performance of the Series provided that such disclosure does not reveal the identity of the Advisor, the Fund or the Series. Subadvisor may, however, disclose that the Advisor and the Series are its clients, provided that such disclosure does not reveal the investment performance or composition of the Series.

10.  Assignment. This Agreement shall terminate automatically in the event of
     ----------
     its assignment, as that term is defined in Section 2(a)(4) of the Act. The Subadvisor shall notify the Advisor in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Advisor to consider whether an assignment as defined in
     Section 2(a)(4) of the Act will occur and to take the steps it deems necessary.

11.  Representations, Warranties and Agreements of the Subadvisor. The
     ------------------------------------------------------------
     Subadvisor represents, warrants and agrees that:

     A.   It is registered as an "investment adviser" under the Advisers Act.

     B. It will maintain, in the form and for the period required by Rule 31a-2 under the Act, the records and information required by paragraphs
     (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the Act respecting its activities with respect to the Series, and such other records with respect thereto relating to the services the Subadvisor provides under this Agreement as may be required in the future by applicable SEC rules. The records maintained by the Subadvisor hereunder shall be the property of the Fund and surrendered promptly upon request.

     C. It has a written code of ethics complying with the requirements of Rule 17j-l under the Act and will provide the Advisor with a copy of its code of ethics and evidence of its adoption for approval by the Fund's Trustees. All material changes to the code of ethics shall likewise be promptly furnished to the Advisor for approval by the Fund's Trustees. Subadvisor acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund. The Subadvisor shall be subject to its code of ethics and shall not be subject to any other code of ethics, including the code of ethics of the Fund or the Advisor. Within 10 days of the end of each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadvisor shall certify to the Fund and to the Advisor that the Subadvisor has complied with the requirements of Rule 17j-l during the previous calendar quarter and that there has been no violation of its code of ethics or if such a violation has occurred, that appropriate action was taken in response to such violation. The Subadvisor shall permit the Fund and Advisor to examine the reports required to be made by the Subadvisor under Rule 17j-l(c)(1) and this subparagraph.

     D. It will use all necessary efforts to manage the Series so that the Fund will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.

     E. It will furnish the Advisor a copy of its Form ADV as filed with the Securities and Exchange Commission.

     F. It will be responsible for the preparation and filing of Schedule 13G and Form 13F reflecting the Fund's securities holdings as part of the Subadvisor's overall holdings.

     G. It will notify the Advisor of any change in the membership of its general partners within a reasonable time after such change.

     H. Reference is hereby made to the Declaration of Trust dated February 18, 1986, establishing the Fund, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter so filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law. The name The Phoenix Edge Series Fund refers to the Trustees under said Declaration of Fund, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the Fund estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadvisor nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

12.  Representations, Warranties and Agreements of the Advisor. The Advisor
     ---------------------------------------------------------
     represents, warrants and agrees that:

     A. It has the power and has taken all necessary action, and has obtained all necessary licenses, authorizations and approvals, to execute this Agreement, which constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

     B.   It is registered as an "investment adviser" under the Advisers Act.

     C. It will deliver to the Subadvisor true and complete copies of the Prospectus, Statement of Additional Information, and such other documents or instruments governing the investments and investment policies and practices of the Series, and during the term of this Agreement will promptly deliver to the Subadvisor true and complete copies of all documents and instruments supplementing, amending, or otherwise becoming such Fund Documents before or at the time they become effective.

     D. It will deliver to the Subadviser any limitations imposed upon the Fund as a result of relevant diversification requirements under the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended.

     E. It will furnish or otherwise make available to the Subadvisor such other information relating to the business affairs of the Fund as the Subadvisor at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13.  Reports. The Subadvisor shall provide the Advisor such periodic and special
     -------
     reports as the Advisor may reasonably request. The Subadvisor agrees that such records are the property of the Fund, and shall be made reasonably available for inspections, and by the Fund or to the Advisor as agent of the Fund, and promptly upon request surrendered to either. The Subadvisor is authorized to supply the Fund's independent accountants, PricewaterhouseCoopers LLP, or any successor accountant for the Fund, any information that they may request in connection with the Fund.

14.  Proxies. Subadviser will be responsible for exercising voting rights on all
     -------
     securities held by the Series, and the Advisor shall cause the Custodian to forward promptly to Subadvisor all proxies upon receipt, so as to afford Subadvisor a reasonable amount of time in which to determine how to vote such proxies.

15.  Recordkeeping. The Subadviser will assist the recordkeeping agent for the
     -------------
     Fund in determining or confirming the value of any securities or other assets in the Series for which the recordkeeping agent seeks assistance from or identifies for review by the Advisor. The parties agree that, consistent with applicable law, the Advisor will not bear responsibility for the determination of value of any such securities or other assets.

16.  Amendment. This Agreement may be amended at any time, but only by written
     ---------
     agreement between the Subadvisor and the Advisor, which amendment, other than amendments to Schedules B and D, is subject to the approval of the Trustees and the Shareholders of the Fund as and to the extent required by the Act.

17.  Effective Date; Term. Unless otherwise agreed in writing, this Agreement
     --------------------
     shall become effective on September 30, 2000. Unless terminated as hereinafter provided, this Agreement shall remain in full force and effect until September 30, 2002 and thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

18.  Notices. All notices or other communications required of permitted to be
     -------
     given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

     If to the Advisor:                 PHOENIX VARIABLE ADVISORS
                                        One American Row
                                        Hartford, Connecticut
                                        Attention: Doreen Bonner


     If to the Subadviser:              Alliance Capital Management L.P.
                                        Bernstein Investment Research and Management Unit
                                        767 Fifth Avenue
                                        New York, New York 10153
                                        Attention: J. Philip Clark
                                        With a copy to: Senior Vice President -
                                         Institutional Asset Advisors (at the above address)

19.  Termination. This Agreement may be terminated by either party, without
     -----------
     penalty, immediately upon written notice to the other party in the event of a breach of any provision thereof by the party so notified, or otherwise, upon sixty (60) days' written notice to the other party, but any such termination shall not affect the status, obligations or liabilities of either party hereto to the other party.

20.  Applicable Law. To the extent that state law is not preempted by the
     --------------
     provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

21.  Severability. If any term or condition of this Agreement shall be invalid
     ------------
     or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                                          PHOENIX VARIABLE ADVISORS

                                          By: /s/ Simon Y. Tan
                                              ---------------------------------
                                              Title:Simon Y. Tan, President


ACCEPTED:

ALLIANCE CAPITAL MANAGEMENT L.P.

BY: ALLIANCE CAPITAL MANAGEMENT
    CORPORATION, ITS GENERAL PARTNER


By: /s/ Mark R. Manley
    -------------------------------
    Title:  Mark R. Manley
            Assistant Secretary

SCHEDULES: A.    Subadvisor Functions
           B.    Operational Procedures
           C.    Fee Schedule

                                   SCHEDULE A
                                   ----------

                              SUBADVISOR FUNCTIONS

     With respect to managing the investment and reinvestment of the Series assets, the Subadvisor shall provide, at its own expense:

     (a) An investment program for the Series consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and Advisor;

     (b) Implementation of the investment program for the Series based upon the foregoing criteria;

     (c) Quarterly reports, in form and substance acceptable to the Advisor, with respect to: i) compliance with the Subadvisor's code of ethics;
          ii) compliance with procedures adopted from time to time by the Trustees of the Fund relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of Series assets in accordance with the then prevailing prospectus and statement of additional information pertaining to the Series and governing laws; iv) compliance with governing restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered "illiquid" for the purposes of complying with the Series limitation on acquisition of illiquid securities; v) any and all other reports reasonably requested in accordance with or described in this Agreement; and, vi) the implementation of the Series investment program, including, without limitation, analysis of Series performance;

     (d) Attendance by appropriate representatives of the Subadvisor at meetings requested by the Advisor or Trustees at such time(s) and location(s) as reasonably requested by the Advisor or Trustees; and

     (e) Participation, overall assistance and support in marketing the Series, including, without limitation, meetings with pension fund representatives, broker/dealers who have a sales agreement with Phoenix Equity Planning Corporation, and other parties as may be reasonably requested by the Advisor.

                                   SCHEDULE B
                                   ----------

                             OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied to State Street Bank (the "Custodian"), the custodian for the Fund.

The Subadvisor must furnish the Custodian with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 8:30 p.m. (Eastern Standard time) on the day of the trade (confirmation received from broker). The necessary information can be sent via facsimile machine to the Custodian. Information provided to the Custodian shall include the following:

     1.    Purchase or sale;
     2.    Security name;

     3.    CUSIP number (if applicable);
     4.    Number of shares and sales price per share;
     5.    Executing broker;
     6.    Settlement agent;
     7.    Trade date;
     8.    Settlement date;
     9.    Aggregate commission or if a net trade;
     10.   Interest purchased or sold from interest bearing security;
     11.   Other fees;
     12.   Net proceeds of the transaction;
     13.   Exchange where trade was executed; and
     14.   Identified tax lot (if applicable).

When opening accounts with brokers for, and in the name of, the Fund, the account must be a cash account. No margin accounts are to be maintained in the name of the Fund. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadvisor daily with a cash availability report. This will normally be done by telex so that the Subadvisor will know the amount available for investment purposes.

                                   SCHEDULE C
                                   ----------

                                 SUBADVISORY FEE

     For services provided to the Fund pursuant to paragraph 3 hereof, the Advisor will pay to the Subadvisor, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate of

                 0.65% on the first $25 million of net assets; 0.50% on the next $25 million of net assets; 0.45% on the next $25 million of net assets; 0.40% on the next $100 million of net assets; 0.30% on net assets in excess of $175 million.

The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadvisor, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

In accordance with the Subadvisor's fee and discount policies for portfolios managed in accordance with its value investment strategies by its Bernstein Investment Research and Management unit, clients with managed assets of $10 million or more who have two or more accounts invested in different investment management services in the same asset category will receive a 10% reduction in fees on the smaller account(s) in that asset category. Clients with an account of $25 million or more receive a 10% discount on smaller individually managed related accounts in other asset categories. For this purpose, equity services are considered a separate asset category and fixed-income services are considered a separate asset category. The economic value of such reductions may be applied by a client to any of the accounts in the asset category eligible for such reductions, as provided above.